EXHIBIT 99.1 - PRESS RELEASE DATED JANUARY 17, 1997

                        PRESS RELEASE

        EST ANNOUNCES FCC APPROVAL OF NEW PRODUCT

KENNEWICK, WASHINGTON --- January 17, 1997 --- Electronic Systems Technology, Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the Company's new product, the ESTeem(tm) 192C has been granted type acceptance by the Federal Communication Commission (FCC), effective January 3, 1997. The ESTeem 192C had previously been granted type acceptance in Canada as of November 1996.

The new ESTeem 192C boasts a RF data rate four times faster than its current Model 96C, while adding infrared and phone interfaces to the radio area network (RAN). The standard infrared communications port will allow the user to perform local programming and diagnostic functions for the radio network without interruption of communications over the RAN. The optional phone port in the ESTeem 192C allows a communications gateway over existing phone lines providing remote data access to and from the RAN world wide. The Model 192C offers over 1,600 software selectable channels at a data rate of 19,200 bps, 2 to 4 watts RF output in the 450 to 470 MHz frequency range. The narrow band packet burst transceiver allows networking of 253 devices in high EMF environments on a single frequency using the industry standard RS-232, RS-422, or RS-485 asynchronous full duplex interfaces. The ESTeem's internal digi-repeating capability allows routing data through a maximum of three ESTeems to extend the typical line-of-sight range of 15 miles to approximately 60 miles.

Electronic Systems Technology, a publicly held Company since 1984, was the first Company to develop the wireless modem and receive the United States and Canadian patents for this technology.

Contact EST for more details.

                          www.esteem.com
























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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.